Exhibit 99.1

MEDCATH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Restated for Discontinued Operations
(In thousands, except per share data)
(Unaudited)

	FY2003	FY2004
	YR	Q1	Q2	Q3	Q4	YR
Net revenue	$542,986	$155,123	$168,680	$176,165	$178,637	$678,605
Operating expenses:
Personnel expense	172,318	47,012	52,415	54,818	55,437	209,682
Medical supplies expense	136,681	41,977	45,980	50,983	50,715	189,655
Bad debt expense	26,791	13,788	9,475	9,556	13,218	46,037
Other operating expenses	130,174	31,520	36,595	37,353	35,955	141,423
Pre-opening expenses	7,381	3,016	2,087	—	—	5,103
Depreciation	40,104	9,723	10,430	10,921	10,033	41,107
Amortization	1,441	290	290	290	290	1,160
(Gain)/loss on disposal of property, equipment and other assets	258	(84)	33	24	114	87
Impairments of goodwill and long-lived assets	58,865	—	—	—	7,227	7,227

	574,013	147,242	157,305	163,945	172,989	641,481

Income (loss) from operations	(31,027)	7,881	11,375	12,220	5,648	37,124
Other income (expenses):
Interest expense	(25,857)	(6,320)	(6,742)	(6,863)	(7,839)	(27,764)
Interest income	1,358	231	159	211	227	828
Loss on debt refinancing	—	—	—	—	(5,090)	(5,090)
Other income, net	206	4	2	7	22	35
Equity in net earnings of unconsolidated affiliates	3,541	577	1,147	900	916	3,540

	(20,752)	(5,508)	(5,434)	(5,745)	(11,764)	(28,451)

Income (loss) from continuing operations before minority interest, income taxes and discontinued operations	(51,779)	2,373	5,941	6,475	(6,116)	8,673
Minority interest share of (earnings) losses of consolidated subsidiaries	(6,613)	(1,091)	65	(2,852)	(3,381)	(7,259)

Income (loss) from continuing operations before income taxes and discontinued operations	(58,392)	1,282	6,006	3,623	(9,497)	1,414
Income tax (benefit) expense	297	517	2,292	1,169	(3,312)	666

Income (loss) from continuing operations	(58,689)	765	3,714	2,454	(6,185)	748
Loss from discontinued operations, net of taxes	(1,617)	(1,698)	(1,073)	(1,074)	(526)	(4,371)

Net income (loss)	$(60,306)	$(933)	$2,641	$1,380	$(6,711)	$(3,623)

Earnings (loss) per share, basic
Continuing operations	$(3.26)	$0.04	$0.21	$0.14	$(0.34)	$0.04
Discontinued operations	(0.09)	(0.09)	(0.06)	(0.06)	(0.03)	(0.24)

Earnings (loss) per share, basic	$(3.35)	$(0.05)	$0.15	$0.08	$(0.37)	$(0.20)

Earnings (loss) per share, diluted
Continuing operations	$(3.26)	$0.04	$0.20	$0.13	$(0.34)	$0.04
Discontinued operations	(0.09)	(0.09)	(0.06)	(0.06)	(0.03)	(0.24)

Earnings (loss) per share, diluted	$(3.35)	$(0.05)	$0.14	$0.07	$(0.37)	$(0.20)

Weighted average number of shares, basic	17,989	17,949	17,985	17,990	18,014	17,984
Dilutive effect of stock options	—	—	514	826	—	—

Weighted average number of shares, diluted	17,989	17,949	18,499	18,816	18,014	17,984